Exhibit 10.24

BOARD RETENTION AND CONSULTING AGREEMENT

                    THIS BOARD RETENTION AND CONSULTING AGREEMENT (this “Agreement”) is entered into as of this 31st day of January, 2007 (the “Effective Date”) by and among Mobile Storage Group, Inc., a Delaware corporation (the “Company”) with an office at 7590 North Glenoaks Boulevard, Suite 101, Burbank, CA 91504, MSG WC Holdings Corp., a Delaware corporation (“Parent”) with an office at 7590 North Glenoaks Boulevard, Suite 101, Burbank, CA 91504 and Ronald F. Valenta, an individual residing at 5200 Jessen Drive, La Canada, CA 91011 (“Consultant”).

R E C I T A L S

          WHEREAS, the parties wish to set forth the terms and conditions upon which the Company will retain Consultant.

                    NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                    1. Consulting Services.

                              1.1 The term of the retention of Consultant (the “Term”) shall commence on Effective Date and continue (unless terminated earlier pursuant to Section 4 hereof) until the first anniversary of the Effective Date, Consultant shall consult with the Company regarding such tasks and assignments as directed by the Chief Executive Officer or President (the “Executive Officer”). During the Term, Consultant shall serve as a consultant to the Company and as a member of the Board of Directors of Parent (the “Board”), with commensurate title, duties, responsibility and status. In his capacity as a consultant hereunder, Consultant shall report to Douglas A. Waugaman, the President and Chief Executive Officer or the Company, or his successor. Upon the first anniversary of the Effective Date this Agreement shall renew automatically for additional one (1)-year terms unless either party shall deliver written notice of termination to the other no later than 90 days prior to the end of the then-current term.

                              1.2 Consultant shall have exclusive control over the means and manner by which the services called for by this Agreement are performed.

                              1.3 Consultant shall devote so much of his productive time, ability and attention as is necessary to perform consulting services as requested or assigned by the Executive Officer. Consultant may render services of a business or commercial nature to another individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization (each a “Person”) during the term of this Agreement.

                    2. Compensation. In consideration of the services to be rendered by Consultant hereunder a consulting fee of $6,250 per month in advance, which shall be payable on the first day of each month during the Term. The foregoing fees shall be Consultant’s sole compensation for all services rendered by Consultant hereunder.

                    3. Expenses. The Company shall reimburse Consultant for expenses incurred by him during the term of this Agreement in the performance of his duties as a consultant for the Company; provided, however, that the Company shall not be obligated to reimburse Consultant for any expenses which have not been approved in advance by the Company.

                    4. Termination.

                              4.1 Termination for Cause. Consultant understands and agrees that this Agreement may be terminated by the Company for “cause” upon written notice to Consultant in the manner set forth in Section 7.3 below. “Cause” shall mean a finding by the Board in good faith that Consultant has (i) been engaged in an act or acts of dishonesty that resulted directly or indirectly in more than an aggregate of $5,000 in gain or personal enrichment to Consultant at the expense of the Company; (ii) breached this Agreement in any material respect; (iii) been convicted of any felony offense involving fraud, theft or dishonesty at any time; (iv) been incarcerated for more than 10 days during the term of this Agreement, or (v) failed to substantially perform duties persisting for a reasonable period following written notice; provided that, in any event, the Term shall automatically terminate upon consummation of a Sale of the Company (as defined in the Stockholders Agreement, dated as of August 1, 2006, by and among MSG WC Holdings Corp. and the stockholders party thereto, as such agreement may be amended or otherwise modified from time to time). In the event that Consultant’s retention shall be terminated (a “Retention Termination”) for any reason by the Company or shall expire (the date such Retention Termination occurs, being referred to herein as the “Retention Termination Date”), the Company shall have no further obligations hereunder. Except as otherwise specifically agreed in writing by the parties hereto, the termination of the Term or of this Agreement shall not relieve any of the parties hereto of any obligation arising under this Agreement prior to termination. For the avoidance of doubt, non-renewal of the Term under Section 1.1 by either party, shall not be considered a breach by such party of the terms of this Agreement.

                              4.2 Death. In the event of the death of Consultant during the term of this Agreement, the Company shall pay, or cause to be paid, to any one or more beneficiaries designated by Consultant pursuant to notice to the Company or, failing such designation, to Consultant’s estate, the fees earned provided for herein through the date on which Consultant’s death occurs.

                              4.3 Disability. In the event that Consultant shall become, by reason of physical or mental disability, incapable of performing his duties and services in accordance with the provisions of this Agreement, and such incapacity(ies) shall continue for more than 60 days out of any consecutive 120-day period, the Company shall have the right to terminate this Agreement by giving Consultant written notice of such termination and, thereafter, this Agreement shall immediately terminate. Upon such termination, all compensation shall cease immediately, and the Company shall owe Consultant only the amount of Consultant’s fees earned as of the date of such termination.

                              4.4 Effect of Termination. Upon termination or expiration of this Agreement, Consultant shall immediately surrender to the Company all lists, books, records, materials and documents, together with all copies thereof, and all other property in Consultant’s possession or under Consultant’s control, relating to or used in connection with the past or present business of the Company, or any affiliate or subsidiary of the Company. Consultant acknowledges and agrees that all such lists, books, records, materials and documents, including, but not limited to, compilations or collections of suppliers’, contractors’, employees’ and customers’ names and addresses, are the sole and exclusive property of the Company.

                    5. Nondisclosure; Ownership and Protection of Proprietary Rights; Noncompetition and Nonsolicitation.

                              5.1 Nondisclosure. Consultant understands and agrees that, in the course of Consultant’s relationship with the Company, Consultant may acquire confidential information and trade secrets concerning the Company’s operations, future plans, methods of doing business, marketing, costs, and that it would be extremely damaging to the Company if such information were disclosed or made available to any other Person. In view of the nature of the consulting relationship with the Company contemplated herein, Consultant agrees that, during the term of this Agreement and thereafter, any and all confidential information, including, without limitation, any customer lists, customer information or addresses, trade secrets, information relating to governmental relations, discoveries, practices, processes, methods or products, whether patentable or not, concerning the business of the Company or any confidential information concerning or relating to any former or existing suppliers, contractors, employees or customers of the Company or any Person is controlling, controlled by, under common control with or otherwise affiliated with the Company (collectively, the “Customers”), with respect to the past, present or future business of the Company, or any affiliate or subsidiary of the Company or any secret, proprietary or confidential information concerning or relating to the past, present or future business of the Company, or any affiliate or subsidiary of the Company (collectively, “Confidential Information”) that Consultant has acquired or may acquire from any such corporation or business entity or the Company, shall be maintained by Consultant in confidence and shall not be disclosed or divulged to any third party without the prior written consent of the Executive Officer. Consultant further agrees that Consultant will not utilize such Confidential Information on Consultant’s own behalf or on behalf of others at any time during the term of this Agreement or thereafter. Consultant agrees that he will not divert or attempt to divert any of the customers or do any act to impair, prejudice or destroy the goodwill of the Company with the Customers.

                              5.2 Ownership of Intellectual Property. Consultant acknowledges and agrees that all intellectual property (including without limitation all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations and photographs, which may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret or other intellectual property law), developed, created, conceived, made or reduced to practice during the term of this Agreement which (a) relate to the current, future or potential business of the Company, (b) result from the duties or work performed by Consultant hereunder, or (c) are developed during working time or using the Company’s equipment, supplies, facilities, resources, materials or information, shall be the sole and exclusive property of the Company and Consultant shall and hereby does assign all right, title and interest in and to such intellectual property to the Company.

                              5.3 Non-Competition and Non-Solicitation Covenants.

                                         5.3.1 Subject to Section 5.3.6, during the Term, Consultant shall not (directly or indirectly) (i) own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, consultant, representative, or otherwise), (ii) render services to any Person or (iii) in any manner engage in any activity or enterprise, in either case, competing with the business of leasing or selling containers, trailers and mobile office units (the “Business”) in any location in the United States of America or the United Kingdom (“Restricted Territory”); provided, however, that nothing herein shall prohibit Consultant from being a beneficial owner of not more than five percent (5%) of the outstanding stock of any class of an entity which is publicly traded.

                                        5.3.2 During the Term, Consultant shall not (directly or indirectly) do any of the following: (i) solicit the employment of or hire any employee of the Company or any of its subsidiaries that is employed as of the date of this Agreement (or any employee who was employed by the Company or any of its subsidiaries for any type of employment within the six-month period prior to the date of this Agreement unless such employee was terminated by the Company or its subsidiaries) without the prior written consent of the Parent, provided, however, that nothing herein shall prohibit Consultant from making general, non-targeted solicitation advertisements; (ii) call on, solicit, or service any supplier, licensee, licensor, or other business relation of the Company or any of its subsidiaries as of the date of this Agreement with respect to products or services related to the Business in order to influence or induce or attempt to influence or induce such Person to decrease or cease doing business with the Company or any of its subsidiaries; or (iii) make any statement or do any act intended to cause customers of the Company or any of its subsidiaries as of the date of this Agreement to make use of the services or purchase the products of any business that competes with the Business.

                                        5.3.3 Consultant acknowledges and agrees that: (1) the Business has been and shall be conducted in the Restricted Territory; (2) as applicable, Consultant’s (A) knowledge of the Company’s and its subsidiaries’ operations and the Business, (B) rendering of services in the Business as a director, officer, employee or consultant of the Company or any of its subsidiaries, (C) financial resources and (D) customer contacts in the Business would permit Consultant, but for the non-compete, non-solicitation and confidentiality covenants in this Agreement, to unfairly compete with the Business; and (3) the geographical restrictions and the length of the non-competition and non-solicitation periods are reasonable and narrowly drawn to impose no greater restraint than is necessary to protect the goodwill of the Company and its subsidiaries.

                                        5.3.4. Each of the Parent, the Company and Consultant intends that the covenants of this Section 5 shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country within any geographical area in the Restricted Territory, and one for each month of the time periods covered by such covenants.

                                        5.3.5. Consultant agrees that in the event a court of competent jurisdiction declares, by way of a final non-appealable order, that there has been a breach by Consultant of this Section 5, the term of any such term or covenant so breached shall be automatically extended for Consultant for the period of time of the violation from the date on which such breach ceases or from the date of the entry by such court of competent jurisdiction of such order, whichever is later.

                                        5.3.6 Notwithstanding the foregoing, the covenants contained in Section 5.3.1, Section 5.3.2(ii) and Section 5.3.2(iii) of the Agreement shall not prevent Consultant from acquiring and operating a business that competes with the Business so long as the activities of such entity that compete with the Business generate and comprise less than twenty percent (20%) of the total annual revenues of such entity for the most recent fiscal year of such entity.

                               5.4 Survival. Subject to the following provisions, the provisions of this Section 5 shall survive the termination of this Agreement, irrespective of the reason therefor.

                    6. Relief. Consultant acknowledges that (a) the services to be rendered by him are of a special, unique and extraordinary character and it would be very difficult or impossible to replace such services, (b) the provisions of Section 5 are reasonable and necessary to protect the legitimate interests of the Company, (c) the restrictions contained in Section 5 will not prevent Consultant from earning or seeking a livelihood, (d) the restrictions contained in Section 5 shall apply in all areas where such application is permitted by law and (e) any violation of this Agreement by Consultant would result in irreparable harm to the Company. Accordingly, Consultant consents and agrees that, if Consultant violates any of the provisions of this Agreement, the Company shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining him from committing or continuing any violation of this Agreement, without the need to post any bond or for any other undertaking, including, without limitation, proving the inadequacy of money damages.

                    In the event that the whole or any part of the provisions of Section 5 hereof shall be determined to be invalid by reason of the extent, duration, scope or other provision set forth therein, the extent, duration, scope or other provision of that section shall be reduced so as to cure such invalidity and in its reduced form the provisions of Section 5 shall be enforceable in the manner contemplated hereby. The provisions of this Section 6 shall survive the termination of this Agreement, irrespective of the reason therefor.

                    7. Miscellaneous.

                              7.1 Waiver of Breach. Neither party’s failure to enforce any provision or provisions of this Agreement shall be deemed or in any way construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every provision of this Agreement. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

                              7.2 Successors; Assigns. The Company shall not assign its rights and obligations hereunder without the prior written consent of Consultant; provided, however, that the Company shall be entitled to assign its rights hereunder to any acquirer, affiliate or successor to the Company without the prior written consent of Consultant. Consultant shall not assign any of his rights or obligations hereunder without the prior written consent of the Executive Officer. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, executors, successors and assigns of Consultant and the Company.

                              7.3 Notices. All notices and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to be sufficiently given (a) if delivered personally, upon delivery and (b) if delivered by registered or certified mail (return receipt requested), postage prepaid, upon the earlier of actual delivery or upon three (3) days after being mailed, in each case to Consultant or the Company at the address set forth at the beginning of this Agreement. Either party may, by notice given hereunder, designate any further or different address to which subsequent notices or other communications shall be sent.

                              7.4 Severability. If any term or provision of this Agreement is held to be void or unenforceable by any court of competent jurisdiction, only that objectionable term or provision shall be deleted herefrom while the remainder of the term, provision and agreement shall be enforceable.

                              7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles.

                              7.6 Agreement to Arbitrate.

                                        7.6.1 Except for the remedies available to the Company pursuant to Section 6 hereof, any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement, including but not limited to the negotiation, execution, interpretation, construction, coverage, scope, performance, nonperformance, breach, termination, validity or enforceability of this Agreement or any alleged fraud in connection therewith or this Section 7.6, shall be settled, at the request of either party, by arbitration conducted in accordance with the Commercial Arbitration Rules or then existing rules for commercial arbitration of the American Arbitration Association before a single arbitrator. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be binding upon the parties after confirmation of the award by a court of competent jurisdiction; provided, however, that the parties may attack or appeal any arbitration award in accordance with applicable law. The parties intend that this Section 7.6 shall be valid, binding, enforceable and irrevocable and shall survive the termination of this Agreement.

                                        7.6.2 Any arbitration proceedings hereunder shall be held in Los Angeles, California.

                                        7.6.3 Judgment upon any award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

                                        7.6.4 The prevailing party shall be entitled to an award of its costs, attorneys’ and other fees and other expenses as part of the arbitrator’s award in connection with each arbitration, and the non-prevailing party shall bear the costs, fees and expenses incurred by and payable to the arbitrator and court reporter.

                              7.7 Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one (1) and the same instrument. Facsimiles of signatures may be taken as the actual signatures, and each party agrees to furnish the other with documents bearing the original signatures within ten (10) days of the facsimile transmission.

                              7.8 Complete Agreement; Amendments. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements and understandings relating thereto. This Agreement may not be waived, changed, modified, extended or discharged orally, but only by a written instrument signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                              7.9 Parties Not Bound. The parties to this Agreement agree and acknowledge that Consultant currently is (i) the Chief Executive Officer and a Director of General Finance Corporation, a publicly traded Delaware corporation (“General Finance”), and (ii) the beneficial owner of approximately 15% of the outstanding shares of capital stock of General Finance. The parties further agree that nothing in this Agreement is intended to, or shall, limit or in any manner affect Consultant’s obligations as an officer or director of General Finance or his duties to General Finance. For the avoidance of doubt, notwithstanding any provision of this Agreement, this Agreement (x) shall have no binding effect upon, and shall not be enforceable against, General Finance and (y) shall not restrict Consultant’s activities as an officer or director or General Finance.

[CONSULTING AGREEMENT SIGNATURE PAGE]

                    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

COMPANY:

Mobile Storage Group, Inc.

By:

An Authorized Officer

CONSULTANT

Ronald F. Valcnta